EXHIBIT 99.2

SPACEHAB, Inc. 12130 Highway 3, Bldg. 1 Webster, Texas 77598-1504 1.713.558.5000 fax: 1.713.558.5960

FOR IMMEDIATE RELEASE

SPACEHAB ANNOUNCES SUCCESSFUL CLOSING OF EXCHANGE OFFER FOR

ITS 8% CONVERTIBLE SUBORDINATED NOTES DUE 2007 AND

ITS 5.5% SENIOR CONVERTIBLE NOTES DUE 2010

Houston, Texas, October 5, 2007 – SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, announced today the successful closing of its offer to exchange any and all of its outstanding 8% Convertible Subordinated Notes due 2007 (the “Junior Notes”) and any and all of its outstanding 5.5% Senior Convertible Notes due 2010 (the “Senior Notes”). The Exchange Offer had expired at 5:00 p.m., New York City time, on October 1, 2007.

As a result of the closing of the Exchange Offer today, for the approximately $7.4 million in principal amount of Junior Notes tendered, the holders received approximately 550,000 shares of common stock and 8,927 shares of Series C Convertible Preferred Stock. Following the closing of the Exchange Offer, approximately $2.9 million of Junior Notes remained outstanding pursuant to the original terms of the indenture governing the Junior Notes.

As a result of the closing of the Exchange Offer today, for the approximately $45.6 million in principal amount of outstanding Senior Notes tendered, today the holders received approximately 30.4 million shares of common stock and 45,633 shares of Series C Convertible Preferred Stock. Following the closing of the Exchange Offer, approximately $7.3 million of Senior Notes remained outstanding pursuant to an indenture governing the Senior Notes that was amended through the elimination of substantially all of the indenture’s restrictive covenants.

Each share of Series C Convertible Preferred Stock will automatically be converted into 1,461 shares of common stock upon stockholder approval and filing of an amendment to the Company’s articles of incorporation to increase the number of authorized shares of common stock to 250,000,000.

In addition, as a result of the closing of the Restructuring and Exchange Agreement, effective as of August 31, 2007, among the Company and certain holders of Junior Notes and Senior Notes, today the Company issued to Astrium GmbH 1,333,334 shares of common stock and 6,540 shares of Series C Convertible Preferred Stock in exchange for Astrium’s existing 1,333,334 shares of Series B Convertible Preferred Stock.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB is a leading provider of commercial space products and services to NASA, international space agencies and universities, the Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statements. These factors include, but are not limited to, the Company’s ability to successfully consummate the exchange offer and consent solicitation, the Company’s ability to raise substantial capital to repay outstanding notes and fund operations, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Brian K. Harrington

Sr. Vice President and Chief Financial Officer

SPACEHAB, Inc.

713.558.5326

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